23.1

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement No. 333-40085 on Form S-8 of RSL Communications, Ltd. of our report dated February 18, 1998, relating to the consolidated financial statements and financial statement schedules of RSL Communications, Ltd. and subsidiaries and of our report dated March 14, 1997 relating to the consolidated financial statements of International Telecommunication Group, Ltd. and subsidiaries appearing in this Annual Report of Form 10-K of RSL Communications, Ltd. for the year ended December 31, 1997.



Deloitte & Touche LLP
New York, New York
March 27, 1998